EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos.333-181479, 333-201049, 333-216135, 333-239459, and 333-257392) on Form S-8 of our reports dated February 27, 2024, with respect to the consolidated financial statements of Supernus Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Baltimore, Maryland
February 27, 2024